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                                                                       Exhibit 4


                                                      ___________________, 2000

The Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio  45263
Attn:  Area Manager - Trust Operations


         Re: Custodian Agreement dated June 2, 1997 by and between Solution Mutual Funds (formerly Magna Funds) and The Fifth Third Bank (the "Agreement")


Ladies and Gentlemen:

         Solution Mutual Funds (the "Trust") hereby notifies you that it has established two additional series of shares, namely, the "Solution Tax-Exempt Money Market Fund" and the "Solution Treasury Money Market Fund" (the "New Funds"). The Trust desires that you serve as custodian of the assets of each New Fund under the terms of the Agreement.

         If you agree to so serve as custodian for each New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon each New Fund shall be deemed a "Fund" under the Agreement, including Exhibit A thereto. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement between the Trust and you in accordance with its terms.

                                Very truly yours,

                                SOLUTION MUTUAL FUNDS


                                By__________________________________
                                     Name:
                                     Title:


The foregoing is hereby accepted and agreed:

THE FIFTH THIRD BANK

By__________________________________
   Name:
   Title: